STOCK PURCHASE AGREEMENT

          THIS AGREEMENT made as of the 29th day of December, 2000, by and among Bumgarner Enterprises, Inc., a Florida corporation ("Buyer"), and Morton Handel ("Seller").

                              Preliminary Statement

          Seller is the owner of 718,167 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Ranger Industries, Inc., a Connecticut corporation (the "Company"). Buyer and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date of this Agreement (the "Merger Agreement") in connection with which Buyer shall commence a tender offer for up to 4,225,000 shares of Common Stock at a price of $2.00 per share (the "Tender Offer") pursuant to an Offer to Purchase for Cash in the form attached to the Merger Agreement as an exhibit (the "Offer to Purchase"). Pursuant to the terms of the Offer to Purchase, if more than 4,225,000 shares of Common Stock are validly tendered and not withdrawn, Buyer will accept for payment shares of Common Stock on a pro rata basis. Seller has informed Buyer that Seller intends to transfer some of the Shares to a charitable foundation (a "Charitable Assignee") prior to the Expiration Date, as that term is defined in the Offer to Purchase (the "Expiration Date"), and that the Seller intends to tender (and to cause any Charitable Assignee to tender) all of the Shares in the Tender Offer. The Seller and any Charitable Assignee, however, may not be able to sell all of the Shares in the Tender Offer if the tendered shares of Common Stock which Buyer accepts for payment are subject to the pro ration arrangements described in the Offer to Purchase. The transferability of any of the Shares which continue to be held by Seller or any Charitable Assignee after the transactions contemplated by the Merger Agreement may be subject to greater legal restrictions than apply to other holders of shares of Common Stock or than currently apply to the transfer of such Shares;



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          NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and undertakings hereinafter made, the parties hereto have agreed as follows:

          Section 1. PURCHASE OF SHARES

          1.1 Agreement to Purchase and Sell. Seller hereby agrees to sell, transfer, assign and deliver to Buyer, and to cause any Charitable Assignee to sell, transfer, assign and deliver to Buyer, any of the Shares which are tendered in the Tender Offer but which Buyer does not accept for payment because of the application of the pro ration arrangements described in the Offer to Purchase (the "Unaccepted Shares") and Buyer agrees to purchase all Unaccepted Shares from Seller and any Charitable Assignee. Seller shall deliver, and shall cause any Charitable Assignee to deliver, any Unaccepted Shares to Buyer free and clear of all liens, claims, charges, limitations (except for limitations on sale under the Federal securities laws), encumbrances, agreements and restrictions, for the Purchase Price (described below) in full payment therefor. Not less than five days before the Expiration Date, Seller will notify Buyer in writing of the name of any Charitable Assignee and the number of Shares transferred to such Charitable Assignee. The tender of such Shares by Seller to Continental Stock Transfer & Trust Company, as depositary in connection with the Tender Offer (the "Depositary"), shall be deemed to constitute such delivery and the sale of any Unaccepted Shares shall be made through the Depositary.

          1.2 Purchase Price. The Purchase Price for the purchase of the Unaccepted Shares shall be $2.00 for each Unaccepted Share, which shall be paid by Buyer to Seller and any Charitable Assignee through the Depositary under the normal payment arrangements which apply to shares of Common Stock accepted in the Tender Offer.



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Section 2. REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          2.1 Title to Shares. Seller is the lawful owner of the Shares. Seller and any Charitable Assignee will have at the Expiration Date valid and marketable title to the Unaccepted Shares, free and clear of any claims, liens, security interests, equities, proxies or encumbrances (except limitations on sale under the Federal securities laws). Seller has full right and power to enter into this Agreement. Seller and any Charitable Assignee will have, at the Expiration Date, full right and power to sell, transfer and assign the Unaccepted Shares pursuant hereto.

          2.2 Authorizations, Consents and Approvals. No authorizations, consents or approvals are required to be obtained from any state or federal agency or body for the consummation of the sale of the Unaccepted Shares by Seller or any Charitable Assignee. The consummation of their sale of the Unaccepted Shares will not result in a violation of or a default under any agreement to which the Seller or any Charitable Assignee is a party or by which the Seller or any Charitable Assignee or any of the property of Seller or any Charitable Assignee may be bound.

          2.3 Binding Agreement. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller. If any of the Shares are transferred to a Charitable Assignee, the consummation of the transactions contemplated hereby by such Charitable Assignee will have been duly and validly authorized by all necessary action on the part of such Charitable Assignee. This Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as enforcement thereof may be limited under the Federal Bankruptcy Code or other similar laws.

          2.4 Knowledge. Before tendering the Shares, the Seller and any Charitable Assignee will have obtained such information about the Company, its business combination with Buyer, and such other information regarding either as the Seller or any Charitable Assignee may


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deem necessary or appropriate in connection with its agreement to sell the
Unaccepted Shares to Buyer, and the Seller or Charitable Assignee, as appropriate, will make representations to such effect to Buyer in connection with the completion of the purchase and sale of the Unaccepted Shares contemplated under this Agreement.

Section 3. REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          3.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

          3.2 Authorizations, Consents and Approvals. No authorizations, consents or approvals are required to be obtained from any state or federal agency or body for the consummation of its purchase of the Unaccepted Shares. The consummation of its purchase of the Unaccepted Shares will not result in a violation of or a default under any agreement to which the Buyer is a party or by which the Buyer or any of the Buyer's property may be bound.

          3.3 Binding Agreement. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer (including any necessary stockholder approvals) and this Agreement is, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforcement thereof may be limited under the Federal Bankruptcy Code or other similar laws.

          3.4 Knowledge. Buyer has obtained such information about the Company, its business combination with Buyer, and such other information regarding either as Buyer deems necessary or appropriate in connection with its agreement to purchase the Unaccepted Shares.



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Section 4.  MISCELLANEOUS

          4.1 Expenses. Except as otherwise expressly provided herein, each of Seller, any Charitable Assignee and Buyer shall pay their respective expenses whether or not the purchase of the Unaccepted Shares is consummated.

          4.2 Entire Agreement. This Agreement contains the entire agreement among Seller and Buyer with respect to the purchase of the Unaccepted Shares and supersedes all prior arrangements or understandings with respect thereto.

          4.3 Amendment. This Agreement may be amended only by a written instrument duly executed and delivered by all parties hereto.

          4.4 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          4.5 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          4.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered mail, as follows:

         If to Buyer:

         Bumgarner Enterprises, Inc.
         c/o Charles G. Masters, President
         3400 82nd Way North
         St. Petersburg, Florida 33710

         If to Seller:

         Morton Handel
         One Regency Drive
         Bloomfield, Connecticut 06002



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         with a copy to:

         John Turitzin
         Paul, Hastings, Janofsky & Walker LLP
         399 Park Avenue
         New York, New York 10022

or to such other address as any party hereto may, from time to time, designate in writing delivered in a like manner. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

          4.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

          4.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          4.9 Law Applicable. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

          IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed all as of the day and year first above written.

                           BUYER:
                                            Bumgarner Enterprises, Inc.


                                            By: /s/ Charles G. Masters
                                               ------------------------------

                           SELLER:

                                            By: /s/ Morton E. Handel
                                               ------------------------------
                                                     Morton Handel


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